News Release JLL Announces Nomination of Jeetu Patel to its Board of Directors CHICAGO, April 18, 2019 – Jones Lang LaSalle Incorporated (NYSE: JLL) today announced Jeetu Patel has been nominated for election as an independent, non-executive member of its Board of Directors at the company's 2019 Annual Meeting of Shareholders on May 29, 2019. Patel has more than 20 years of senior leadership experience in enterprise software companies. He is the Chief Product Officer and Chief Strategy Officer at Box, Inc., a leading enterprise cloud content management platform. Prior to this role, Patel served as Chief Strategy Officer and SVP of Platform at Box, Inc., where he led the creation of the Box Platform business unit, overseeing product strategy, marketing and developer relations. His previous roles include General Manager and Chief Executive of the Syncplicity business unit of EMC (now part of Dell) and President of Doculabs, a research and advisory firm focused on collaboration and content management. Patel currently serves on the board of HackerRank. He earned a B.S. in Information Decision Sciences from the University of Illinois Chicago. “We look forward to welcoming Jeetu to our Board,” said Sheila Penrose, Chairman of the JLL Board of Directors. “His unique perspective on the world’s changing digital landscape will strengthen our accomplished and diverse group.” “Jeetu’s expertise in emerging technologies will help JLL drive our leadership position in real estate digital and data, and the innovative technology services we provide our clients,” added Christian Ulbrich, Global CEO of JLL. Current members of the Board include, in addition to Penrose and Ulbrich, Hugo Bagué, Matthew Carter, Samuel A. Di Piazza, Jr., Dame DeAnne Julius, Ming Lu, Bridget Macaskill, Martin H. Nesbitt and Ann Marie Petach. - ends - About JLL JLL (NYSE: JLL) is a leading professional services firm that specializes in real estate and investment management. Our vision is to reimagine the world of real estate, creating rewarding opportunities and amazing spaces where people can achieve their ambitions. In doing so, we will build a better tomorrow for our clients, our people and our communities. JLL is a Fortune 500 company with annual revenue of $16.3 billion, operations in over 80 countries and a global workforce of over 90,000 as of December 31, 2018. JLL is the brand name, and a registered trademark, of Jones Lang LaSalle Incorporated. For further information, visit ir.jll.com Connect with us Contact: Gayle Kantro Phone: +312 228 2795 Email: Gayle.Kantro@am.jll.com